Exhibit 10.11

CONSULTANT SERVICE AGREEMENT

THIS CONSULTANT SERVICE AGREEMENT, (hereinafter referred to as “Agreement”) is made, entered into and effective as of April 23, 2007, hereinafter referred to as the “Effective Date” between Consolidated Goldfields Corporation, a Montana Corporation, whose address is 1575 Delucchi Lane, Suite 116, Reno, NV 89502, and all affiliates and subsidiaries (hereinafter referred to as “COMPANY”) and Lane Griffin, an individual whose address is 921 Spokane Street, Richland, WA 99354 (hereinafter referred to as “Lane Griffin”).

WITNESSETH:

WHEREAS, LANE GRIFFIN has considerable expertise in geology and related exploration, development and production of mineral resources; and

WHEREAS, COMPANY wants to have available the consulting services of LANE GRIFFIN with respect to various matters related to the exploration, development and mining of Precious Metals.

RECITALS:

A.           COMPANY is interested in having LANE GRIFFIN conduct various Precious Metal exploration, development and mining activities, including, but not limited to conducting research, evaluation and development of Precious Metal properties in North America.

B.           LANE GRIFFIN is qualified to assist COMPANY in identifying, evaluating, and developing such Precious Metal properties and COMPANY is willing to engage LANE GRIFFIN to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto agree as follows:

1.	Service Term of this Agreement

This Agreement shall begin on the Effective Date as signed herein above and continue in effect until December 31, 2007, and for the purposes of this Agreement, “Service Term” shall mean from the Effective date to December 31, 2007. This Agreement may be extended by mutual agreement of COMPANY and LANE GRIFFIN. Either COMPANY or LANE GRIFFIN may terminate this Agreement as of the end of any calendar month by giving written notice to authorized representative fifteen (15) days prior to the end of said calendar month.

2.	Scope of Services by LANE GRIFFIN

LANE GRIFFIN shall render to COMPANY such Precious Metal exploration and development activities and consulting services in general areas designated by COMPANY or LANE GRIFFIN.

3.	Terms and Payments

(a) COMPANY agrees to the following terms and payments to LANE GRIFFIN:

•	A consulting fee of $450.00 per day for general consulting.

•	A consulting fee of $700.00 per day for general consulting underground which includes all equipment consultant provides.
•	Direct reimbursement for all customary out-of-pocket business expenses including travel expenses, food, meals, lodging, rental vehicles, office and field supplies, copies, fox/telephone/postage, maps, publications and the like.
•	Direct reimbursement of mileage @ $0.35 per mile plus fuel for use of LANE GRIFFIN’s vehicle.

(b) LANE GRIFFIN shall submit invoices to COMPANY’s Representative, on or about the first day of each month. COMPANY shall pay such invoices within fifteen days of receipt of the invoice. In the event COMPANY fails to pay within fifteen days of receipt of the invoices, LANE GRIFFIN shall have the right to charge COMPANY interest on the unpaid portion of the invoices at 1.5% per month.

4.	Project Data; Area of Interest; Conflict of Interest; Confidentiality

(a) All original data, reports or other information and materials developed by LANE GRIFFIN under this Agreement shall be delivered to COMPANY upon termination of this Agreement, and LANE GRIFFIN makes no warranty, representation or claim to the accuracy or completeness of any or all data submitted to COMPANY under this Agreement.

(b) It is understood and agreed that prior to the effective date of this Agreement, LANE GRIFFIN has an interest in certain prospects, areas of interest and other mineral properties that include, but not limited to ownership, control, claims, leases, real property, joint ventured, unpatented and patented mining claims and/or other lands under its control, which shall not be subject to this Agreement.

6.	Standards of Performance

LANE GRIFFIN will deliver the services under this Agreement in a thorough, efficient and professional manner, promptly and with due diligence and care, and in accordance with the standard practices in LANE GRIFFIN’s profession.

7.	Independent Contractor

(a) LANE GRIFFIN represents that LANE GRIFFIN is fully experienced, equipped, and organized to perform the work and services under this Agreement, maintaining complete control over LANE GRIFFIN employees and all of LANE GRIFFIN suppliers and subcontractors. Nothing contained in this Agreement or any subcontract shall create any contractual relationship between any such suppliers or subcontractors and/or COMPANY. LANE GRIFFIN shall perform the work hereunder in accordance with LANE GRIFFIN own methods subject to compliance with this Agreement.

(b) All of LANE GRIFFIN activities will be at LANE GRIFFIN own risk. LANE GRIFFIN will not be entitled to Worker’s Compensation, other insurance protection, or similar benefits provided by COMPANY.

8.	Indemnity

Each party acting in its capacity will defend, indemnify, and hold harmless the licensing party and its directors, officers, employees, and agents from any and all claims, losses, damages, liens, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with any breach of or default under this Agreement by such party acting in its capacity as an independent contractor, an unauthorized representations or warranties made by such party, or any misconduct, malfeasance, tort, or crime committed by such party acting in its capacity as an independent contractor. The foregoing shall not apply the extent that an element of; such misconduct, malfeasance, tort, or crime is alleged or found to exist because of an error or deficiency in any information as provided by the party to be indemnified.

12.	Insurance

During the Service Term of this Agreement, LANE GRIFFIN shall maintain in full force and effect automobile insurance for all vehicles used by LANE GRIFFIN.

13.	General Conditions

(a) It is mutually understood and agreed that this Agreement shall be governed by the laws of the State of Nevada, both as to interpretation and performance, and that any action at law, suit in equity or judicial proceeding for the enforcement of this Agreement or any provision thereof shall be instituted only in the courts of the State of Nevada and maintained only in any court of competent jurisdiction in Washoe County, State of Nevada.

(b) In the event any legal or other action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including court costs and a reasonable sum for attorney’s fees at trial and on appeal.

(c) Any supplement or amendment to this Agreement to be effective shall be in writing and signed by LANE GRIFFIN and COMPANY.

(d) This Agreement inures to the benefit of any and all parents, assignees, representatives, affiliates or subsidiaries of COMPANY and LANE GRIFFIN.

IN WITNESS WHEREOF, this LANE GRIFFIN Consultant Service Agreement has been executed, accepted and agreed on the 23 day of April 2007.

Consolidated Goldfields Corporation

By	Thomas E. Callicrate
Title	VP Exploration
Fed. Id. No.

Lane Griffin

By	Lane Griffin
Title	Geologist
Fed. Id. No.